UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): March 18, 2005 (March 16, 2005)

ACG HOLDINGS, INC.

(Exact name of registrant as specified in its charter)

Delaware	33-97090-01	62-1395968

(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification Number)

100 Winners Circle, Brentwood, Tennessee	37027

(Address of Principal Executive Office)	(Zip Code)

Registrant’s Telephone Number, Including Area Code (615) 377-0377

(Former name or former address, if changed since last report.)

AMERICAN COLOR GRAPHICS, INC.

(Exact name of registrant as specified in its charter)

New York	33-97090	16-1003976

(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification Number)

100 Winners Circle, Brentwood, Tennessee	37027

(Address of Principal Executive Office)	(Zip Code)

Registrant’s Telephone Number, Including Area Code (615) 377-0377

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 2.05. COSTS ASSOCIATED WITH EXIT OR DISPOSAL ACTIVITIES.
ITEM 2.06. MATERIAL IMPAIRMENTS.
ITEM 8.01 OTHER EVENTS.
SIGNATURE

ITEM 2.05. COSTS ASSOCIATED WITH EXIT OR DISPOSAL ACTIVITIES.

On March 16, 2005, the Board of Directors of ACG Holdings, Inc. and American Color Graphics, Inc. (collectively, the “Company”) approved a restructuring plan for the print segment to reduce manufacturing costs and improve profitability. This plan includes the closure of our print facility located in Pittsburg, California. This action results in the elimination of approximately 135 positions within the Company. All notifications associated with this plan were completed on March 16, 2005.

As a result of this plan, the Company will record a pre-tax restructuring charge of approximately $1.5 million to $2 million in the quarter ending March 31, 2005, which is composed of one-time termination benefits and approximately $0.3 million in other associated costs. The Company anticipates that the majority of these costs will be paid by June 30, 2005.

ITEM 2.06. MATERIAL IMPAIRMENTS.

As a result of the closure of the Pittsburg, California facility, in accordance with Statement of Financial Accounting Standards No. 144, “Accounting for the Impairment or Disposal of Long-Lived Assets” (“SFAS 144”), the Company anticipates recording a loss on the write-down of long-lived assets in the Pittsburg, California facility that will be held for sale of approximately $2 million in the quarter ending March 31, 2005.

ITEM 8.01. OTHER EVENTS.

The Company has executed a letter of intent to sell the fixed assets and certain other assets in the Pittsburg, California print facility with a prospective buyer. The sale of such assets is conditioned upon, among other things, the negotiation and execution of a definitive purchase agreement. The Company anticipates closing on such transaction on or before April 15, 2005.

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SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrants have duly caused this report to be signed on their behalf by the undersigned hereunto duly authorized.

ACG HOLDINGS, INC. AMERICAN COLOR GRAPHICS, INC.
By:	/s/ Patrick W. Kellick
Patrick W. Kellick
SENIOR VICE PRESIDENT CHIEF FINANCIAL OFFICER

Dated: March 18, 2005

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